Contacts:
Friedman, Billings, Ramsey Group, Inc.
Investors: Kurt Harrington 703-312-9647 or kharrington@fbr.com
Media: Lauren Burk 703-469-1004 or lburk@fbr.com

      FBR to Reposition Existing MBS Portfolio and Take Q4 Non-Cash Charge
                Action to Improve 2006 and 2007 Earnings Outlook
                   Non-Cash Charge Will Not Impact Dividends

ARLINGTON, Va., December 21, 2005 - Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) today announced that it will reposition its mortgage-backed securities ("MBS") portfolio, a move which will involve the sale of some portion of the existing portfolio beginning in the first quarter of 2006. This decision was influenced by, among other things, the continuation of short-term rate increases by the Federal Reserve Board and the associated flattening of the yield curve, both of which have created a negative spread in the MBS portfolio. Repositioning this portfolio will allow FBR to achieve higher returns on its capital than the company would otherwise, and will meaningfully improve its earnings for 2006 and 2007. This repositioning marks a change in the company's intent to hold securities in its MBS portfolio that have unrealized loss positions until a recovery of fair value occurs. Consequently, FBR has made a determination that the unrealized losses in the portfolio as of December 31, 2005 will be considered "other than temporary" impairments under the Statement of Financial Accounting Standards (SFAS) 115.

In connection with the repositioning of its MBS portfolio, FBR expects to record a non-cash charge to fourth quarter 2005 pre-tax earnings, net of hedging activities, of approximately $185 million. The exact amount of the non-cash charge will be determined based on year-end fair values of the individual securities in the MBS portfolio. $157 million of the expected approximately $185 million charge was reflected in the company's book value of $8.21 as of September 30, 2005 as Accumulated Other Comprehensive Loss (AOCL). The amount of the expected charge in excess of this $157 million would have been reflected in FBR's book value at December 31, 2005 as AOCL even if the company had not elected to reposition its MBS portfolio.

In addition, in connection with the preparation of its year-end financial statements and its evaluation of its merchant banking equity investments, FBR may conclude that other than temporary impairment charges are warranted with respect to certain unrealized losses in its merchant banking equity portfolio. If the company were to conclude that other than temporary impairments have occurred, the actual amount of any charges would be determined based on the year-end fair values of the applicable equity securities in the portfolio.

Eric F. Billings, Chairman and CEO of FBR, said, "After careful consideration, we determined it was now prudent to eliminate the negative spread in the MBS portfolio and take steps to maximize the return on the company's capital invested in this business. We believe this action will meaningfully improve our financial results in 2006 and beyond."

He continued: "This is the right action to put us on a better footing for the future, and to put a tough 2005 behind us. Our investment banking and institutional brokerage businesses have been growing market share and performing very well, but pressures in our mortgage-related businesses have been overshadowing that performance. I am optimistic that we will now be able to enter 2006 in a position to maximize earnings and our dividend paying capacity."

The company will host a conference call to discuss this announcement today, Wednesday, December 21, 2005, at 5:00 p.m. U.S. EST. Investors wishing to listen to the conference call may do so via the web at: http://phx.corporate-ir.net/phoenix.zhtml?c=71352&p=irol-irhome.
---------------------------------------------------------------

Replays of the webcast will be available shortly after the call.

Friedman, Billings, Ramsey Group, Inc. provides investment banking*, institutional brokerage*, asset management, and private client services through its operating subsidiaries and invests in mortgage-related assets and merchant banking opportunities. FBR focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, Va., Bethesda, Md., Boston, Cleveland, Dallas, Denver, Houston, Irvine, London, New York, Phoenix, San Francisco and Seattle. Friedman, Billings, Ramsey Group, Inc. is the parent company of First NLC Financial Services, Inc., a non-conforming residential mortgage originator headquartered in Deerfield Beach, Florida. For more information, see http://www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.
Statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, costs of borrowing, interest spreads, mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. These and other risks are described in the company's Annual Report and Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC.